EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		October 22, 2008
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) announced results today for the third quarter of 2008.
Net sales for the quarter ended September 30, 2008 were $296.3 million compared to $308.5 million during the third quarter of 2007. Net income for the third quarter of 2008 increased 40% to $8.1 million versus $5.8 million in the third quarter of 2007. Fully diluted net earnings per common share were $0.34 in the third quarter of 2008 versus $0.24 in the third quarter of 2007.
Net sales for the first nine months of 2008 were $900.9 million compared to $902.8 million during the first nine months of 2007. Net income for the first nine months of 2008 was $23.0 million versus $31.9 million in the first nine months of 2007. Fully diluted net income per common share was $0.98 in the first nine months of 2008 versus $1.35 in the first nine months of 2007.
On a sequential quarter comparison, net sales for the third quarter of 2008 were $296.3 million versus $322.8 million during the second quarter of 2008. Net income for the third quarter of 2008 increased 507% to $8.1 million versus $1.3 million in the second quarter of 2008. Fully diluted net income per common share was $0.34 in the third quarter of 2008 versus $0.06 in the second quarter of 2008.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce increased earnings in the midst of the tough competitive environment we are experiencing in our industry. The slowdown in construction activity in the United States continues to impact our industry adversely as it has over the last two years. However, we were able to increase our margins despite declining unit volumes and copper prices. We are pleased that our industry exhibited some measure of pricing discipline in response to these two trends. Copper prices were volatile during the third quarter of 2008, starting at a COMEX close price of $3.92 per pound on July 1 and finishing at $2.89 per pound on September 30. Volatility of that magnitude and the uncertainty it generates tends to disrupt our customers normal buying patterns and has historically contributed to competitive pricing pressure. We believe we have sacrificed some unit volume in 2008 as we acted as an industry leader and exerted pricing discipline.
Our unit volume shipped in the third quarter of 2008 decreased over 9% versus the third quarter of 2007. Our year to date unit volume is also down over 9%. However, the average selling price of wire containing a pound of copper increased by 5.8% while the average cost of a pound of copper purchased increased only 1.3% in the third quarter of 2008 versus the third quarter of 2007. This “spread” increased by 25.2% in the third quarter of 2008 compared to the third quarter of 2007 and increased by 20.8% on a sequential quarter comparison. The increased spread drove our gross margin increase.

Our balance sheet remains strong. The only long-term debt we have as of September 30, 2008, is $100 million in long-term notes due in 2011, with our revolving line of credit paid down to zero. In addition, our $108.5 million cash balance as of September 30, 2008 exceeds our long-term debt resulting in zero net debt. We also declared our eighth consecutive quarterly cash dividend during the third quarter of 2008.
Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2007 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended September 30,		9 Months Ended September 30,
$’s in 000’s	2008	2007	2008	2007
Net Income	$8,077	$5,755	$23,027	$31,904
Income Tax Expense	4,101	3,519	11,436	16,955
Interest Expense	1,051	1,445	3,472	4,458
Depreciation and Amortization	3,320	3,371	10,298	9,985

EBITDA	$16,549	$14,090	$48,233	$63,302

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current Assets
Cash	$108,516	$78,895
Receivables, net	233,539	216,780
Inventories	65,197	82,013
Prepaid Expenses and Other	3,760	18,287

Total Current Assets	411,012	395,975

Property, Plant and Equipment, net	119,830	117,831

Other Assets	103	106

Total Assets	$530,945	$513,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$19,328	$22,170
Accrued Liabilities and Other	27,390	26,895

Total Current Liabilities	46,718	49,065

Long Term Liabilities
Note Payable	100,735	100,910
Non-Current Deferred Income Taxes	8,424	8,968

Total Long Term Liabilities	109,159	109,878

Total Liabilities	155,877	158,943

Stockholders’ Equity
Common Stock	261	261
Additional Paid in Capital	42,328	41,806
Treasury Stock	(19,378)	(17,315)
Retained Earnings	351,857	330,217

Total Stockholders’ Equity	375,068	354,969

Total Liabilities and Stockholders’ Equity	$530,945	$513,912

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Net Sales	$296,338	100.0%	$308,481	100.0%	$900,942	100.0%	$902,845	100.0%
Cost of Sales	267,993	90.4%	282,962	91.7%	817,604	90.7%	805,020	89.2%

Gross Profit	28,345	9.6%	25,519	8.3%	83,338	9.3%	97,825	10.8%

Selling, General and Administrative Expenses	15,682	5.3%	15,324	5.0%	47,072	5.2%	45,739	5.1%

Operating Income	12,663	4.3%	10,195	3.3%	36,266	4.0%	52,086	5.8%

Net Interest & Other Expense	485	0.2%	922	0.3%	1,804	0.2%	3,227	0.4%

Income before Income Taxes	12,178	4.1%	9,273	3.0%	34,462	3.8%	48,859	5.4%

Income Taxes	4,101	1.4%	3,518	1.1%	11,435	1.3%	16,955	1.9%

Net Income	$8,077	2.7%	$5,755	1.9%	$23,027	2.6%	$31,904	3.5%

Basic Earnings Per Share	$0.35		$0.25		$1.00		$1.37

Diluted Earnings Per Share	$0.34		$0.24		$0.98		$1.35

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,125		23,362		23,142		23,344

-Diluted	23,415		23,708		23,432		23,706

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06